Exhibit 99.1

                                 NEWS RELEASE

Fargo Electronics, Inc. 6533 Flying Cloud Drive Minneapolis, Minnesota 55344 USA
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
June 21, 2006	Jeff Upin
952-941-9470, ext. 126
E-mail: jupin@fargo.com

Fargo Electronics Announces Date of Special Meeting of Shareholders and Shareholder’s Ownership Record Date

August 3, 2006 set as the date of the Special Meeting

Minneapolis, MN (June 21, 2006) — Fargo Electronics, Inc. (NASDAQ: FRGO) announced that it has set August 3, 2006 as the date of the Special Meeting of Shareholders to vote on the proposed merger with ASSA ABLOY’s HID Global Corporation. The proposed merger was announced by Fargo and HID Global last month. The record date for determining shareholders entitled to vote at the Special Meeting has been set for Monday, June 26, 2006.

The staff of the Securities and Exchange Commission has informed Fargo Electronics Inc. that they will not review the preliminary proxy statement that Fargo filed on June 7, 2006.

The waiting period for the merger under the Hart Scott Rodino Act has not yet expired, but will expire on midnight of June 26, 2006, unless terminated earlier or extended by the FTC or the Department of Justice. The merger is also subject to antitrust filing periods in certain foreign countries, which periods are expected to expire prior to the date of the Shareholder Meeting, unless extended by the authorities in those countries.

Fargo currently anticipates mailing the proxy statement to shareholders during the latter half of the week of June 26, 2006.

Important Merger Information

In connection with the proposed merger, Fargo will file a definitive proxy statement with the U.S. Securities and Exchange Commission, or SEC. Investors are advised to read the definitive proxy statement when it becomes available because it will contain important information about the merger and Fargo. Investors may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Fargo with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the definitive proxy statement, once available, and Fargo’s other filings with the SEC may also be obtained from Fargo at www.fargo.com. Free copies of Fargo’s filings may be obtained by directing a written request to Fargo Electronics, Inc., 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attention: Paul Stephenson.

Fargo and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from Fargo’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Fargo’s executive officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. These documents will be available free of charge when available at the SEC’s web site at www.sec.gov or by directing a request to Fargo as described above.

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 120,000 systems in the U.S. and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, MN., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

#  #  #